Exhibit 99.1

cingular
     fits you best

SUNSHINE PCS CORPORATION



                                                        FOR MORE INFORMATION:

                                                        Clay Owen
                                                        404-236-6153
                                                        clay.owen@cingular.com

                                                        Sunshine PCS Corporation
                                                        Karen E. Johnson
                                                        646-336-1718


              Cingular Wireless and Sunshine PCS Corporation Agree
                         to Terms for Spectrum Licenses
                      Sunshine PCS agrees to sell Cingular
                  three Florida PCS licenses for $13.75 million

Atlanta  and New  York -  August  18,  2003 -  Sunshine  PCS  Corporation  (OTC:
SUNPA.PK) has entered into a definitive agreement with Cingular Wireless in which Cingular will acquire three licenses in Florida for $13.75 million. The licenses are for spectrum in markets where Cingular currently has voice and data operations.

Under terms of the deal, Cingular would pay $13.75 million in cash, and obtain FCC authorization to operate on 15 MHz of broadband PCS (1900 MHz) spectrum in the following markets: Tallahassee, Panama City and Ocala. Sunshine PCS and Cingular also entered into other commercial arrangements to facilitate service in these markets.

The sale requires approval by the shareholders representing a majority of the voting power of all outstanding shares of Sunshine PCS. In addition, completion of the sale is subject to the consent of the Federal Communications Commission to the transfer of the licenses.

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In connection with the  transaction,  Sunshine PCS has reached an agreement with
Lynch Interactive Corporation, which owns all of the outstanding shares of the three series of Preferred Stock of Sunshine PCS, to acquire those shares for a total of approximately $7.2 million. Sunshine PCS also has reached an agreement with the holder of its 3,069,313 shares of Class B Common Stock to reacquire such shares for $.20 per share. The acquisition of both the Preferred Stock and Class B Common Stock would coincide with the sale of the licenses to Cingular.

With regard to the remaining sale proceeds, Sunshine PCS is in the process of evaluating all of its alternatives and will consider all options with regard to their potential use.

ABOUT CINGULAR WIRELESS

Cingular Wireless, a joint venture between SBC Communications (NYSE - SBC) and BellSouth (NYSE - BLS), serves more than 23 million voice and data customers across the United States. A leader in mobile voice and data communications, Cingular is the only U.S. wireless carrier to offer Rollover, the wireless plan that lets customers keep their unused monthly minutes. Cingular has launched the world's first commercial deployment of wireless services using Enhanced Data for Global Evolution (EDGE) technology. Cingular provides cellular/PCS service in 43 of the top 50 markets nationwide, and provides corporate e-mail and other advanced data services through its GPRS, EDGE and Mobitex packet data networks. Details of the company are available at www.cingular.com.

ABOUT SUNSHINE PCS

Sunshine  PCS  Corporation  (OTC:  SUNPA.PK),   as  the  successor  to  Fortunet
Communications, L.P., owns three 15-megahertz PCS licenses for Tallahassee, Panama City and Ocala, Florida, covering a population of approximately 900,000.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, future action or inaction by the Board of Directors and stockholders and Sunshine PCS and regulatory authorities with respect to the matters referred to in this press release. Although Sunshine PCS believes that the assumptions contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Sunshine PCS or any other person that the objectives and plans of Sunshine PCS will be achieved.